Exhibit 4.38

THE SYMBOL “[****]” DENOTES PLACES WHERE CERTAIN IDENTIFIED

INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE

IT IS BOTH (i) NOT MATERIAL, AND (ii) THE TYPE THAT THE REGISTRANT

TREATS AS PRIVATE OR CONFIDENTIAL

DEVELOPMENT AND SUPPLY AGREEMENT

This Development and Supply Agreement (this “Agreement”) is entered into as of January 13, 2021 by and between TOPCHEM PHARMACEUTICALS LIMITED, a limited company registered in the Republic of Ireland (“Manufacturer”), QUOIN PHARMACEUTICALS LIMITED, a limited company registered in Delaware, USA (“Consumer”).

WHEREAS, the Parties (as hereinafter defined) wish to enter into an agreement pursuant to which Manufacturer will develop the API and sell the API to Consumer;

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements set forth in this Agreement, and other good and valuable consideration the sufficiency of which is acknowledged, the Parties agree as follows:

1.DEFINITIONS

For purposes of this Agreement, the following words and phrases shall bear the respective meanings assigned to them below (and cognate expressions shall bear corresponding meanings):

1.1“Affiliate” means, with respect to any Party, any Person that is Controlled by, Controls, or is under common Control with, that Party.

1.2“Agreement” means this Agreement, as duly amended from time to time.

1.3“API” means [****], which meets the Specifications.

1.4“Business Day” means a day (not being a Saturday or Sunday) on which banks are open for business in the Republic of Ireland.

1.5“cGMP” means current good manufacturing practices in accordance with the rules, regulations and guidances promulgated by the FDA.

1.6 “Control” means, with respect to a Party, the direct or indirect beneficial ownership of more than fifty percent (50%) of the voting interest in, or more than fifty percent (50%) in the equity of, or the right to appoint more than fifty percent (50%) of the directors or management of such Party.

1.7 “Effective Date” means the date on which this Agreement is signed by the later of the Parties to sign this Agreement.

1.8“FDA” means the United States Food and Drug Administration and all agencies under its direct control or any successor organization.

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1.9“Finished Product” means the finished dosage product or products Manufactured by Consumer or its licensee with the API supplied by Manufacturer.

1.10“Force Majeure” has the meaning given such term in Section 12.

1.11“GAAP” means generally accepted accounting principles in the United States.

1.12“Intellectual Property” means any trade secret, know-how and data whether technical or non-technical as well as any development of invention whether or not patentable, concerning the Finished Product or API, its Manufacture, marketing and sale.

1.13“Loss” means any liability, loss, cost, damage or expense, including, without limitation, reasonable attorneys’ fees and expenses.

1.14“Manufacture” means, along with other forms of the word, the manufacturing, handling, packaging, labeling, storage and/or disposal of any API or Finished Products, as the case may be, and of the raw materials and components used in connection with the preparation thereof.

1.15 “Order” shall mean a purchase order issued by Consumer to Manufacturer for delivery of agreed services or for a certain quantity of API specifying the exact quantity of API required, the desired delivery date(s) and shipping instructions, if any.

1.16“Party” means Manufacturer or Consumer and “Parties” means both of them.

1.17“Person” means any individual, partnership, association, corporation, trust or legal person or entity.

1.18“Pre-Existing Intellectual Property” means all Intellectual Property owned, conceived, developed, first reduced to practice or otherwise made or acquired by a Party prior to the Effective Date hereof or outside of the services performed under this Agreement, including all modifications, adjustments or improvements thereto.  For avoidance of doubt, Pre-Existing Intellectual Property may be Manufacturer Pre-Existing Intellectual Property or Consumer Pre-Existing Intellectual Property as the case may be.

1.19“Quality Agreement” means the quality agreement to be entered into by the Parties as required, in form and content to be agreed by all parties.

1.20“Regulatory Approval” means the receipt of approval from any Regulatory Authorities of the acceptance of the use of the API in the Finished Product.

1.21 “Regulatory Authorities” means any and all bodies and organizations, including, without limitation, the FDA, which regulate the Manufacture, importation, distribution, use and sale of API and/or the Finished Products.

1.22“Regulatory Filing” means the preparation, submission and registration of the API to Regulatory Authorities by the either Party or subcontracted third parties.

1.23“Specifications” means the specifications required by Consumer as attached hereto as Annex B or are hereafter provided to Manufacturer.

1.24 “Term” has the meaning given such term in Section 10.1.

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1.25“Territory” means all global countries with no exceptions.

1.26 “Third Party Manufacturer” means any Person (including any Affiliate of Consumer) that Manufactures and supplies Finished Product to Consumer or a Third-Party Seller pursuant to a license or other contractual arrangement with Consumer.

1.27“Third Party Seller” means any Person (including any Affiliate of Consumer) that sells Finished Product to customers pursuant to a license or other contractual arrangement with Consumer.

2.DEVELOPMENT, QUALIFICATION & REGULATORY FILING

2.1Manufacturer shall develop the API as per the scope and costs outlined in Annex A hereto.

2.2Manufacturer shall: (a) provide Consumer with any and all information related to the API which is necessary or advisable for the preparation, prosecution and maintenance of any regulatory filings.

2.3Consumer shall be liable for all Regulatory Filing costs.

2.4Consumer shall use API obtained from Manufacturer in the Finished Product and Manufacturer agrees to supply Consumer with mutually agreed quantities of API for such purposes.

2.5Manufacturer shall not supply or sell the API or provide to any third parties with the exception of such Third-Party Manufacturers or Third-Party Sellers that may be engaged by Consumer to produce the Finished Product.

3.DELIVERY; RISK OF LOSS

3.1API covered by each Order accepted by Manufacturer shall be packed for shipment and stored in accordance with cGMP and the Quality Agreement.  Consumer’s Order number (or other numbers as required and determined) and quantity shipped shall be marked or tagged on each package and bill of lading.

3.2Manufacturer shall ship API to Consumer or a Third-Party Seller or Third-Party Manufacturer as set forth in the respective Orders.  Manufacturer shall (i) conduct quality control tests on the API prior to shipment in accordance with applicable law and the Quality Agreement; (ii) at Consumer’s request furnish samples of the API to Consumer or the Third Party Manufacturer or Third Party Seller; and (iii) deliver with each shipment a certificate of analysis for the API included in such shipment in accordance with the Specifications.

3.3Terms of shipment will be DDU (Incoterms © 2010), Consumer’s specified warehouse or place of operations.  API will be delivered, and title and risk of loss shall pass to Consumer when delivered.  All deliveries from Manufacturer will be made on or before the delivery date specified in each Order confirmed in writing by Manufacturer.

3.4If at any time during the Term, Manufacturer is or expects that it will be unable, in full or in part, to satisfy Consumer’s requirements for API for any reason, Manufacturer shall promptly so notify Consumer, detailing the extent to which it will not

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meet such requirements.  Consumer without limiting any other remedy available to it, may in its discretion meet the shortfall therein from any alternate source or sources.

4.WARRANTY; ACCEPTANCE

4.1Manufacturer warrants that at the time of delivery of API by Manufacturer hereunder, such API (a) shall be free from defects in workmanship and materials; (b) will be in good and merchantable quality and conform to the Specifications; and (c) will have been Manufactured, stored and packaged for shipment in accordance with cGMP in effect at the time thereof and with the Quality Agreement, and in compliance with all applicable laws, regulations and ordinances of any Regulatory Authority having jurisdiction over the Manufacture and delivery of API.

4.2Consumer shall have the right to reject all or part of any shipment of API delivered by Manufacturer if it fails to conform to the warranty contained in Section 4.1 herein, provided that Consumer delivers written notice within thirty (30) days from the date of receipt of such shipment.  If Consumer does not notify within such thirty (30) day period, as applicable, or decides not to test the API prior to use, the API shall be deemed accepted by Consumer.  If Consumer rejects any API, Consumer shall send samples of such allegedly defective API concurrently with or as soon as practicable following Consumer’s written notice pursuant to this Section 4.2 for the purpose of confirming such non-compliance.  Manufacturer shall review such samples as soon as practicable but in no instance more than thirty (30) days following the delivery of the samples pursuant to this Section 4.2.  If a dispute arises as to whether the API conforms to the warranty contained in Section 4.1 which is not resolved within thirty (30) days of the delivery of the samples of the API in question, then the matter (along with related samples, batch records or other evidence, as appropriate) shall be submitted to an independent testing laboratory agreed to by each of Consumer and Manufacturer.  The determination of the independent testing laboratory will be binding upon the Parties.  If it is determined that the API was not in conformance with the warranty in Section 5.1 upon delivery, then Manufacturer will credit Consumer account for the price invoiced for the portion of nonconforming API and the cost of any testing and evaluation by the testing laboratory will be born solely by Manufacturer.  Otherwise, Manufacturer will have no liability to Consumer with respect to such alleged nonconformance and the cost of any testing and evaluation by the testing laboratory will be borne solely by Consumer

5.REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1Consumer hereby represents and warrants to Manufacturer that (a) Consumer is a limited company duly organized and existing under the laws of the Republic of Ireland, (b) it has the requisite authority to enter into this Agreement and to perform its obligations hereunder, (c) this Agreement is a legal, valid and binding agreement of Consumer, enforceable against Consumer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies (d) Consumer is not aware of any contractual or other restriction, limitation or condition which might affect adversely its ability to perform hereunder, and (e) Consumer is in material compliance with all laws and regulations applicable to the conduct of its business.

5.2Manufacturer represents and warrants that it will develop the API using its commercially reasonable best efforts.  Manufacturer further represents and warrants to

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Consumer that (a) it is a corporation organized and existing under the laws the Republic of Ireland (b) it has the requisite authority to enter into this Agreement and to perform its obligations hereunder, (c) this Agreement is a legal, valid and binding agreement of Manufacturer enforceable against Manufacturer in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, or similar Laws in effect which affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies, (d) it is not aware of any contractual or other restriction, limitation or condition which might affect adversely its ability to perform hereunder, and (e) Manufacturer is in material compliance with all applicable laws and regulations.

5.3Each of Consumer and Manufacturer further represents, warrants and covenants:  (i) that it will assign to its performance of this Agreement personnel qualified to perform the activities consistent with the technical requirements of this Agreement; and (ii) that none of such Party’s personnel to be assigned to this Agreement have or shall have been subject to debarment under the United States Generic Drug Enforcement Act or any other penalty or sanction by the applicable Regulatory Authority.

5.4The representations, warranties, covenants and undertakings contained in this Agreement are continuous in nature and shall be deemed to have been given by each Party at execution of this Agreement and at each stage of performance hereunder.

6.REGULATORY INSPECTIONS AND COMMUNICATIONS

6.1Consumer will keep Manufacturer aware of registrations related to API and Manufacturer.  Each of the Parties agrees to cooperate to the extent reasonably requested by the other in connection with any communications with the FDA or any other Regulatory Authority related to API.

6.2Consumer shall have the right, to inspect with those of its representatives, representatives of Consumer’s Affiliates or representatives of any Third-Party Seller those areas of the facilities of Manufacturer where API is Manufactured for Consumer, to meet with personnel knowledgeable with respect to such services and to review the pertinent records relating to the Manufacturing and quality control of the API.  In addition to and not as a part of the foregoing rights, Consumer shall have the right to inspect the facilities of Manufacturer with reasonable advance written notice in the event (a) Manufacturer is in default under this Agreement, (b) in the event of either Party’s receipt of notice of deficiency from any Regulatory Authority regarding the API.

7.COMPLAINT HANDLING AND ADVERSE DRUG REACTION REPORTS

7.1Consumer shall be responsible for reporting all adverse drug events and responding to all adverse drug reports received from third parties regarding the Finished Products.

7.2If Consumer determines, after investigating an adverse event report, that the characteristics or quality of the API supplied under this Agreement may have been a factor in the adverse event, then Consumer shall notify Manufacturer immediately.

7.3Nothing in this Section 7 shall be deemed a waiver of any of Consumer’s rights with respect to indemnity owed by Manufacturer pursuant to Section 9.

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7.4Consumer shall be solely responsible for receiving, recording and responding to all customer inquiries and complaints and all reports of alleged adverse events relating to the Finished Product, and for reporting all such matters to appropriate Regulatory Authorities in accordance with applicable law.  Manufacturer shall provide Consumer with any technical information relating to manufacture or stability of the API reasonably necessary to enable Consumer to perform all such activities and to determine whether the adverse event, customer inquiry or complaint involves nonconformance or defect in the API or necessitates a recall or other corrective or market action.  Should Manufacturer receive any notice or inquiry regarding adverse events, it shall immediately transmit them to Consumer.

8.RECALLS AND WITHDRAWALS

To the extent permitted or required by law, any decision to recall, withdraw or cease distribution of any Finished Product as a result of a violation of applicable law or regulation, or because the Finished Product presents a possible safety risk, shall be made by Consumer.  Consumer will promptly notify Manufacturer of any such decision to recall, withdraw or cease distribution.  Consumer shall indemnify and hold harmless Manufacturer against any and all reasonable Losses (including the value of inventory of API or raw material) which Manufacturer may incur as a result of any recall, withdrawal or cessation of distribution of Finished Products initiated by Consumer but only to the extent that the basis for the recall, withdrawal or cessation is caused solely by Consumer.

9.INDEMNIFICATION AND LIMITATIONS

9.1Manufacturer shall indemnify, defend and hold Consumer, its directors, shareholders, officers, employees and Affiliates, harmless against all losses, damages, third party claims, proceedings, demands and liabilities, including reasonable legal expenses and attorneys’ fees (collectively, “Losses”) arising out of (i) the material breach of any of Manufacturer’s obligations, warranties and representations under this Agreement, or (ii) the death of or injury to any person or any damage to property, resulting from Manufacturer’s operations and provision of Manufacturing services, except to the extent such Losses are caused by Consumer’s gross negligence or willful misconduct or by Consumer’s breach of the Agreement.

9.2Consumer shall indemnify, defend and hold Manufacturer, its directors, officers, employees and Affiliates harmless against all Losses, arising out of (i) the material breach of any of Consumer’s obligations, warranties and representations under this Agreement, or (ii) the death of or injury to any person or any damage to property, resulting from side effects, characteristics or defects of the Finished Product, except to the extent such Losses are caused by Manufacturer’s negligence or willful misconduct, its breach of the Agreement.

9.3Consumer shall indemnify, defend and hold Manufacturer, its directors, officers, employees and Affiliates harmless against all Losses, arising out of any third party claims of patent infringement or other litigation involving the API, except to the extent such Losses are caused by Manufacturer’s negligence or willful misconduct.

9.4Except as expressly set forth in Sections 9.1 through 9.3, above, with respect to amounts payable to third parties, no Party shall be responsible to the other Party for such other Party’s lost profits or indirect, incidental, special, exemplary, punitive or consequential

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damages, including loss or damage to goodwill or reputation, whether foreseeable or not, that are in any way related to this Agreement.

9.5Upon the occurrence of an event that requires indemnification under this Agreement, the Party entitled to be indemnified (“Indemnified Party”) will give prompt written notice to the Party obligated to indemnify (“Indemnifying Party”) providing reasonable details of the nature of the event and basis of the indemnity claim.  The Indemnifying Party will then have the right, at its expense and with counsel of its choice, to defend, contest, or otherwise protect against any such action.  The Indemnified Party will also have the right, but not the obligation, to participate, at its own expense in the defense thereof with counsel of its choice.  The Indemnified Party shall cooperate to the extent reasonably necessary to assist the Indemnifying Party in defending, contesting or otherwise protesting against any action, provided that the reasonable cost in doing so will be paid by the Indemnifying Party.  If the Indemnifying Party fails within thirty (30) Business Days after receipt of notice to notify the Indemnified Party of its intent to defend, or to defend, contest or otherwise protect against the action or fails to diligently continue to provide the defense after undertaking to do so, the Indemnified Party will have the right upon ten (10) Business Days’ prior written notice to the Indemnifying Party to defend, settle and satisfy any action and recover the costs of the same from the Indemnifying Party.

9.6In the event that in determining the respective obligations of indemnification under this Section 9, it is found that the fault of the Indemnified Party or its respective Affiliates, contributes to any Losses for which the Indemnifying Party is otherwise liable hereunder, then each Party shall be responsible for that portion of the indemnifiable Losses to which its fault contributed.

9.7Without limiting its obligations hereunder, Consumer shall maintain, commencing with the Effective Date and continuing throughout the Term, sufficient product liability insurance coverage to satisfy its obligations hereunder.  Consumer shall, upon request, provide to Manufacturer certificates of insurance, evidencing such insurance.  Without limiting its obligations hereunder, Manufacturer shall maintain, commencing with the Effective Date and continuing throughout the Term, sufficient product liability insurance coverage to satisfy its obligations hereunder.  Manufacturer shall, upon request, provide to Consumer certificates of insurance, evidencing such insurance.

10.TERM AND TERMINATION

10.1This Agreement shall become effective upon the Effective Date and, unless earlier terminated as provided below, shall remain in full force and effect until the second (2nd) anniversary of the Effective Date (the “Initial Term”).  Thereafter, the Agreement will automatically be extended for successive one (1) year periods (each such period, a “Renewal Term”) unless notice is given six (6) months in advance by either Party of its intent not to renew.  The Initial Term together with all Renewal Terms shall be the “Term.”

10.2Consumer may, but is not required to, terminate the Agreement immediately by providing written notice to Manufacturer upon the occurrence of any of the following events:

10.2.1the liquidation or dissolution of Manufacturer,

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10.2.2The cessation of all or substantially all of Manufacturer’s business operations;

10.2.3The commencement by Manufacturer of insolvency proceedings, or the commencement against Manufacturer of insolvency proceedings that are not dismissed within sixty (60) days from the date of commencement;

10.2.4The failure of the Manufacturer to develop a manufacturing process generating API meeting the Specification.

10.3If a Party breaches a material term or condition of this Agreement, the non-breaching Party shall have the right to terminate this Agreement after thirty (30) days’ prior written notice to the other Party unless any such default or breach is cured within said thirty (30) days.  Termination for breach of a material item under this Section 10.3 shall be in addition to all other rights and remedies available to the non-breaching Party at law or in equity.

10.4Neither the expiration nor the termination of this Agreement shall relieve the Parties of their obligation incurred prior to such expiration or termination.  All provisions that, by their express or implied terms, are meant to survive termination of the Agreement shall continue irrespective of such termination.

10.5The Manufacturer may, but is not required to, terminate the Agreement immediately by providing written notice to the Consumer upon the occurrence of any of the following events:

10.5.1Failure by the Consumer to place any order of the API in a twelve month period.

10.5.2Failure by the Consumer to adhere to the payment terms as set out in Annex A.

11.FORCE MAJEURE

Except for the obligation of a Party to make payments to the other Party pursuant to this Agreement (which will not be deferred or extended for any reason), neither Manufacturer nor Consumer will be responsible to the other for any failure to perform or delay in performing if the failure or delay is due to any strike, riot, civil commotion, sabotage, act of terrorism, embargo, war or act of God or other cause beyond its reasonable control (“Force Majeure”).  Notwithstanding the foregoing, if any delay in the performance by either Party of its obligations under this Agreement shall continue for a period of four (4) months or more, then the Party not suffering the Force Majeure event may terminate this Agreement by written notice to the other Party and each of Manufacturer and Consumer shall be relieved from all duties and obligations under this Agreement, except those duties and obligations accruing prior to such termination.

12.CONFIDENTIALITY; INTELLECTUAL PROPERTY

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12.1In carrying out the terms of this Agreement it may be necessary that one Party disclose to the other certain information, which is considered by the disclosing Party to be proprietary and of a confidential nature.  As used herein “Confidential Information” means any and all information, including Intellectual Property that is disclosed under this Agreement as set forth below and that Consumer or Manufacturer, as the case may be, considers to be and treats as proprietary and confidential.  Confidential Information includes, but shall not be limited to Intellectual Property, plans, processes, compositions, formulations, specifications, samples, systems, techniques, analyses, production and quality control data, testing data, marketing and financial data, and such other information or data relating to any finished drug product or active pharmaceutical ingredient, or its Manufacture, marketing or sale.  Confidential Information also includes the existence and the terms of this Agreement or any license or arrangement with any Third Party Manufacturer or Third Party Seller.

12.2The recipient of any Confidential Information shall not use it for any purpose other than for purposes of performing its obligations under this Agreement.  The Party receiving any Confidential Information will divulge it only to those of its officers, shareholders, directors, employees, advisors, authorized Third Parties and Affiliates (and such Affiliates’ officers, directors, employees and advisors) who have a need to know it as a part of the receiving Party’s obligations hereunder and the receiving Party shall cause said officers, directors, employees, advisors, authorized Third Parties and Affiliates (and such Affiliates’ officers, directors, employees and advisors) shall hold the information in confidence pursuant to this Agreement.  The recipient of any Confidential Information shall not disclose it to any third party, except as otherwise contemplated in this subsection, without the written consent of the disclosing Party.

12.3The obligations of confidentiality and non-disclosure as provided herein will terminate seven (7) years from the expiration or termination of this Agreement; provided, however, that with respect to any Confidential Information constituting proprietary Intellectual Property such as trade secret and know-how, such obligations shall extent until such Confidential Information is made available to the public without restriction and without violating any confidentiality obligations hereunder or otherwise protecting the same.  This Section 12 will impose no obligation upon the recipient of any Confidential Information with respect to any portion of the received information that (a) was known to or in the possession of the recipient prior to the disclosure; or (b) is or becomes publicly known through no fault attributable to the recipient; or (c) is provided to the recipient from a source independent of the disclosing Party that is not subject to a confidential or fiduciary relationship with the disclosing Party concerning the information; or (d) is generated by the recipient independently of any disclosure from the disclosing Party; or (e) is required by law to be disclosed to government officials who shall be informed of the confidential nature of such information.

12.4Upon expiration or earlier termination of this Agreement, the recipient of any Confidential Information shall, as the disclosing Party may direct in writing, either destroy or return to the disclosing Party all Confidential Information disclosed together with all copies thereof, provided, however, the recipient may retain one archival copy thereof for the purpose of determining any continuing obligations of confidentiality, and provided further, however, that any archival copy will remain subject to the obligations of confidentiality and non-disclosure hereunder.

12.5Confidential Information disclosed hereunder shall remain the property of the disclosing Party.  Disclosure of Confidential Information shall not obligate either Party to

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enter into any future agreement relating to such Confidential Information, nor to undertake any other obligation not otherwise set forth in this Agreement.  Subject to the express provisions of this Agreement, neither execution and delivery of this Agreement nor delivery of Confidential Information hereunder shall constitute a grant, by implication, estoppel or otherwise, of any right in or license under any present or future invention, trade secret, trademark, copyright, or patent, now or hereafter owned or controlled by either Party.  This Agreement shall not be construed as a teaming, joint venture, or other similar arrangement.

12.6Manufacturer and Consumer shall respectively own the Manufacturer Pre-Existing Intellectual Property and Consumer Pre-Existing Intellectual Property.

12.7The terms of this Section 13 will survive termination of this Agreement.

13.GENERAL PROVISIONS

13.1Successors and Assigns.  This Agreement shall be binding upon each of the Parties and each of their respective successors and assigns, if any.

13.2Assignment.

13.2.1Except as provided in Section 13.2.2, neither Party may assign or otherwise transfer this Agreement, or any rights or obligations hereunder, by operation of law or otherwise, without the prior written consent of the other Party.

13.2.2Notwithstanding the foregoing:

a.either Party may, without the consent of but upon prior written notice to the other Party, assign this Agreement or its rights or obligations under this Agreement to an Affiliate; provided the assigning Party shall be responsible for such Affiliate’s compliance with the terms and conditions of this Agreement and primary obligor for all or any obligations and liabilities assigned to such Affiliate under the terms of this Agreement;

b.either Party may also make an assignment or transfer of this Agreement (in whole or in part) without the other Party’s prior written consent to (A) any successor to all or substantially all of the business and assets of such Party, whether in a merger, consolidation, sale of stock, sale of all or substantially all of its assets, or other similar transaction, provided that the assigning Party gives thirty (30) days’ prior written notice to the other Party, or (B) in connection with the sale or transfer of all or substantially all of the assets related to this Agreement by Consumer, provided that any such successor or assignee of rights and/or obligations under this subsection (B) shall, in a writing delivered to Manufacturer, expressly assume performance of such rights and/or obligations; and this Agreement shall be binding on, and inure to the benefit of, each Party hereto, its successors, and permitted assigns;

c.In addition, nothing in this Agreement shall preclude Consumer from providing its lenders with a security interest in its rights under this Agreement in accordance with the terms of their security and collateral agreements in connection with any credit facility provided by such lenders to Consumer or preclude such lenders from foreclosing upon such security interest

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in accordance with the terms of such security and collateral agreements (including, without limitation, by means of the sale of the assets or stock of Consumer to a third party including Consumer’s rights and responsibilities under this Agreement), and any such action by such lenders shall not be deemed to be a change of control for purposes of this Agreement; and

d.Consumer shall have the right, by written notice to Manufacturer from time to time, to designate any Affiliate of Consumer that shall be entitled to purchase API directly from Manufacturer pursuant to this Agreement, in which event such Affiliate shall, with respect to such individual orders of API, be deemed the “Consumer” and shall have all rights and obligations of Consumer hereunder.

13.3Notices.  Any notice, request, instruction or other communication required or permitted to be given under this Agreement must be in writing and must be given by sending the notice properly addressed to the other Party’s address shown below (or any other address as either Party may indicate by notice in writing to the other from time to time) (a) by hand or by prepaid registered or certified mail, return receipt requested, , or (b) via nationally recognized overnight courier.

If to Manufacturer:	TopChem Pharmaceuticals Limited
Ballymote Business Park
Ballymote, County Sligo, F56 RX08
Republic of Ireland
Email: donal@topchempharma.com

with a copy to:	margaret@topchempharma.com

If to Consumer:	QUOIN PHARMACEUTICALS
42127 Pleasant Forest Ashburn, VA 20148. USA
Attn: Dr Michael Myers
Email: mmyers@quoinpharma.com

with a copy to:	dcarter@quoinpharma.com

All such notices shall be deemed given when received.

13.4Announcements.  Except to the extent required by law, neither Manufacturer nor Consumer will publish, disclose or otherwise announce the existence of this Agreement or the terms hereof without the consent of the other Party, which consent will not be unreasonably withheld; provided however that each of Manufacturer and Consumer may disclose the existence of this Agreement to its officers, shareholders, directors, employees, advisors, Third Party Manufacturers, Third Party Sellers and Affiliates (and such Affiliates’ officers, directors, employees and advisors) in accordance with Section 12.2.

13.5Waiver.  The failure of any Party to terminate or seek redress for a breach of, or to insist upon strict performance of any term, covenant, condition or provision contained

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in this Agreement will not be deemed to be a waiver by such Party of its right to the respective remedy or measure in the future.

13.6Governing Law.  This Agreement will be governed and construed in accordance with the laws of Ireland, except for its conflict of law provisions.  Manufacturer expressly agrees to consent to service of process and personal jurisdiction in all courts located in Ireland and to binding arbitration in Ireland.  Manufacturer also expressly agrees to recognize any final judgment or order stemming from a court or binding arbitration panel.  The Parties shall, before the commencement of any litigation or arbitration proceedings, attempt in good faith to settle their dispute by mediation.

13.7No Partnership of Joint Venture.  Manufacturer and Consumer will at all times act as independent parties without the right or authority to bind the other with respect to any agreement, representation or warranty made with or to any third party.  Except as otherwise stated herein, Manufacturer and Consumer each will be responsible for all costs, expenses, taxes and liabilities arising from the conduct of its own business, as well as from the activities of its officers, directors,  or employees, and each will hold harmless and indemnify the other from those obligations.

13.8Entire Agreement.  With the exception of the Quality Agreement agreed by Consumer and Manufacturer, this Agreement contains the entire and only agreement between the Parties with respect to the Manufacture and sale of the API and no oral statements or representations or written matter not contained in this Agreement will have any force or effect.  This Agreement may not be amended or modified in any way except by writing executed by authorized representatives of both Parties.

13.9Partial Invalidity.  If any portion of this Agreement is determined to be illegal or otherwise unenforceable, that portion, to the extent permitted by law, shall be treated as deleted from this Agreement and the remaining portions of this Agreement will continue to be in full force and effect according to the terms hereof.

13.10Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

13.11Section Headings.  Section headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the interpretation of this Agreement.

13.12Annexes and Schedules.  All annexes and schedules to this Agreement, signed by both Parties, whether attached at the time of signature hereof or at any time thereafter, shall be construed as an integral part of this Agreement.

13.13No License.  Except as expressly set forth in this Agreement, nothing herein shall be deemed to constitute a grant to either Party of any license or other right under patents, designs, copyrights or other industrial or intellectual property rights, now or hereafter belonging to the other Party.

[Signature Page to Follow.]

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the date written at the beginning of this Agreement.

CONSUMER:	MANUFACTURER:

QUOIN PHARMACEUTICALS LIMITED	TOPCHEM PHARMACEUTICALS
LIMITED

By: /s/ Michael Myers	By: /s/ Donal Coveney

Name: Michael Myers	Name: Donal Coveney

Title: President & CEO	Title: Managing Director

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ANNEX A – SCOPE OF DEVELOPMENT & SUPPLY - API

The Manufacturer will develop a process for the manufacture of the API, analysis of the API and to supply [****].

1.	Basis of Costing

It is assumed that TopChem purifies commercially available non-GMP grade API via a crystallisation or other purification process. The process will NOT be validated. Analytical methods will be developed to assure the quality of the product. ICH standards will be adhered to in the development of the specification. All analytical methods will be qualified but NOT validated.

2.	Development & Supply Summary & Costs

The Project deliverables and costs are summarized as follows:

3.	Process Development and Analytical Method Development. Cost €[****] (as detailed in Appendix 1)
a.	Deliverables: Develop purification process suitable for scale-up to GMP manufacture. Develop analytical methods and draft specification. Supply lab sample meeting specification.

4.	Dedicated Capital Expenditure: Cost €[****] (as detailed in Appendix 2).

5.	Scale-up, Clinical Trial Batch and Test Methods Qualification. Cost €[****] (as detailed in Appendix 3).

a.	Based on [****] (Pre-validation).
b.	Deliverables: [****].

6.	Payment Terms

Credit terms are strictly 30 days and the following milestone payments apply:

1.	Development – 50% up front, balance on delivery of stated deliverables.
2.	Capital - 50% up front, balance on completion of capital equipment qualification.
3.	Pre-Validation/Clinical Trial Batch - 50% up front, balance on shipping of the 1kg Clinical Trial Batch.

VAT at 23% is chargeable to Irish registered customers unless the appropriate VAT exemption is provided. No VAT is chargeable to international customers.

7.	Exclusions

The following are specifically excluded from the scope of this proposal:

a.	Analytical method validation

TopChem Pharma Quoin Pharma Development & Supply Agreement

b.	Process Validation
c.	Stability studies
d.	Any additional analytical methods over and above Annex B Specifications as requested by Consumer or any regulatory authority.

DETAILED COSTING in APPENDICES 1, 2, & 3 – following two pages

TopChem Pharma Quoin Pharma Development & Supply Agreement

APPENDIX 1 – DEVELOPMENT PHASE ACTIVITIES AND COSTS

[****]

APPENDIX 2 – CAPITAL EXPENDITURE

[****]

TopChem Pharma Quoin Pharma Development & Supply Agreement

APPENDIX 3 – SCALE-UP, CLINICAL TRIAL BATCH & ANALYTICAL METHODS QUALIFICATION

[****]

TopChem Pharma Quoin Pharma Development & Supply Agreement

ANNEX B – SPECIFICATIONS

Appearance:[****]

Identification:[****]

Assay:[****]

Purity:[****]

Loss on Drying:[****]

Residual solvents:  [****]

Residue on Ignition:[****]

pH/acidity:[****]

Microbiological impurities: [****]